                                  Confidential
     FIRST AMENDMENT TO AMENDED AND RESTATED INTERACTIVE MARKETING AGREEMENT
     -----------------------------------------------------------------------

         This First Amendment to Amended and Restated Interactive Marketing Agreement (this "Amendment"), dated as of November 13, 1998, is between (i) America Online, Inc. ("AOL"), a Delaware corporation, with offices at 22000 AOL Way, Dulles, Virginia 20166, and (ii) Provident Health Services, Inc., a Pennsylvania corporation ("PHI") and HealthAxis.com Inc., a Pennsylvania corporation ("HAI" and collectively with PHI, "Marketing Partner" or "MP"), each having offices at 2500 DeKalb Pike, Norristown, Pennsylvania 19404-0511. AOL and MP may be referred to individually as a "Party" and collectively as "Parties."

                                    RECITALS
                                    --------

         AOL and PHI entered into an Amended and Restated Interactive Marketing Agreement dated as of February 1, 1998 (the "Agreement"). HAI is an affiliate of PHI and PHI assigned its rights under the Agreement to HAI. Capitalized terms used in this Amendment without other definition are defined as in the Agreement. In light of both parties' desire to amend certain terms of the Agreement, the parties hereby agree as follows:

                                      TERMS
                                      -----

1. The Agreement is amended to provide that references in the Agreement to "this Agreement" or "the Agreement" (including indirect references such as "hereunder," "hereby," "herein" and "hereof") shall be deemed to be references to the Agreement as amended by this Amendment.

2. PHI and HAI shall be jointly and severally liable for all obligations, liability and indemnities of MP under the Agreement as amended by this Amendment.

3. The definition of "Launch" is deleted in its entirety from Exhibit B of the Agreement. The parenthetical "(other than Medical Policies)" is deleted from the definition of "Co-Sponsor." The following definitions are added to Exhibit B of the Agreement:

         (a)   Soft Launch Date. The later to occur of (i) November 1, 1998 and
               (ii) the date upon which MP has fulfilled the "Soft Launch Requirements" set forth on Schedule X to this Agreement.

         (b)   Official Launch Date. January 31, 1999.

         (c) Official Launch Requirements. The "Official Launch Requirements" set forth on Schedule X to this Agreement.

         (d) Coverage Rate. For any calendar month, the percentage of AOL's membership base residing in states in which MP offers Qualifying Individual Medical Policies, which Coverage Rate shall be calculated for a particular calendar month as of the first working day of the last complete calendar week falling within the preceding calendar month.

         (e)   Qualifying Individual Medical Policies. Individual Medical
               Policies that are issued by a company or companies with .... of
               .... or better and are Competitive with all other health
               insurance policies available to individuals in the relevant state.

         (f)   Best Rating. The rating designated by A.M. Best Company, Inc.

         (g) Competitive. (i) in good standing with the regulatory agency of the applicable state or states and not appearing on any "watch list" or similar designation, (ii) meeting or exceeding all material quality averages and/or applicable standards of the health insurance industry and (iii) as determined by a mutually agreed upon third party reviewer who is a recognized authority in the health insurance industry, (a) reasonably competitive in all material respects, including without limitation each of the following: quality, price, scope and selection, customer service and fulfillment, speed and accuracy of claims processing (whether claims processing is performed by MP or the policy issuer), financial strength of issuer, and quality, scope and selection of health care providers and (b) evaluated as a whole, among the market leaders in the relevant product category.

4. The first paragraph of Section 1.2 is deleted in its entirety and the following is inserted in lieu thereof:

         "1.2. Impressions. AOL will provide up to.... Impressions in the aggregate, during the period (the "Soft Launch Period") from the Soft Launch Date until MP has fulfilled the Official Launch Requirements. For each calendar month of the Initial Term from and after MP has fulfilled the Official Launch Requirements, AOL will provide up to the number of Impressions equal to....
               multiplied by the Adjusted Coverage Rate; provided, however, that the total aggregate Impressions AOL is committed to provide for the Initial Term shall not exceed.... . For each calendar month of the Renewal Term (if applicable), AOL will provide up to the number of Impressions equal to.... multiplied by the Adjusted
               Coverage Rate; provided, however, that the total aggregate Impressions AOL is committed to provide during the Renewal Term shall not exceed.... during any year or.... in total. The
               "Adjusted Coverage Rate" shall mean the Coverage Rate.... by....;
               provided, however, that if AOL is prohibited by law (as reasonably advised by legal counsel) from delivering Impressions to states in which the Affiliated MP Site does not offer a Qualified Individual Medical Policy, then the Adjusted Coverage Rate shall be the same as the Coverage Rate.

               Any shortfall in delivered Impressions at the end of a month (or the Soft Launch Period) below AOL's Impressions commitment for such month (or the Soft Launch Period) will not be deemed a breach of this Agreement by AOL; such shortfall will be added to the Impressions commitment for the subsequent month. In the event AOL has delivered fewer Impressions than AOL's total Impressions commitment as of the end of the Term (a "Final Shortfall"), AOL will provide MP, as its sole remedy, with either (i) continued carriage of advertising placements on the AOL Network in accordance with Section 1.1 for up to six (6) months or (ii) credits for the purchase of advertising on the AOL Network which have a total value equal to the value of the Final Shortfall
               ...., which credits may be redeemed for advertising, valued based on the .... rate under .... (the total .... the number of
               Impressions AOL is obligated to deliver .... , subject to
               availability and AOL's then-current advertising policies, over a
               .... period. In the event AOL provides an excess of Impressions in any month (or the Soft Launch Period) above AOL's Impressions commitment for such month (or the Soft Launch Period), such excess may be applied against the Impressions commitment for any subsequent month or months. Any or all Impressions provided by
               AOL may, at AOL's option, be .... by restricting such
               Impressions, in whole or in part, to .... in which MP offers
               Qualifying Individual Medical Policies. AOL shall make reasonable efforts to .... its Impressions commitments on a reasonably
               ....on a .... taking into account .... due to .... of the AOL
               Service or specific areas in which MP receives Placements and
               .... due to .... of Impressions."


5.       Section 1.6 of the Agreement is deleted in its entirety.


6. Section 1.7 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

         "1.7.    .... Rentals.  ....

7. The first sentence of Section 2.1.1 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:


                  "MP will make available through the Affiliated MP Site the comprehensive offering of Products described on Exhibit D and other related Content, subject to the terms of this Agreement (including this Section 2.1.1)."


8. Section 2.2 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:


         "2.2. Launch; Production Work. MP will create and customize the Affiliated MP Site (which shall, at AOL's option, be co-branded) in accordance with this Agreement and AOL's specifications with continuous navigational ability for AOL Members to return to an agreed-upon point on the AOL Service from the Affiliated MP Site. MP shall use its best efforts to fulfill the Soft Launch Requirements set forth on Schedule X to this Agreement by no later than November 3, 1998. MP shall use its best efforts to fulfill the Official Launch Requirements by no later than January 1, 1999 but shall, in any event, fulfill the Official Launch Requirements by no later than March 31, 1999. In the event MP's fulfillment of the Official Launch Requirements is delayed beyond March 31, 1999, then, in addition to any other remedies available to AOL, (a) AOL may terminate this Agreement (if, after ten (10) days following written notice to MP specifying the particular requirement(s) that have not been fulfilled, MP has failed to fulfill such requirement(s)), and (b) (i) AOL's Impression commitments and the Site Revenue thresholds set forth in Section 1.2, (ii) the Transaction Revenue thresholds set forth in Section
               4.2.1 and (iii) the Approved Application thresholds (as set forth in the Renewal Term Performance Warrant Agreement, as defined in
               Section 6.3), each shall be proportionately reduced. The Parties shall work together to meet a deliverables schedule with respect to the creation of the Affiliated MP Site, including dates for the delivery of (i) preliminary specifications, (ii) first round of specifications and (iii) final specifications and plans for beta testing of the Affiliated MP Site, which deliverables schedule shall be mutually agreed upon with the objective of meeting the dates set forth in this Section. Each deliverable shall be submitted to AOL for AOL's review and comment. MP shall incorporate AOL's comments, which shall be commercially reasonable, technologically feasible and provided in a timely fashion, into such deliverables. AOL agrees not to unreasonably withhold its approval of any such deliverables, provided they comply with AOL's standard technical and performance requirements and the terms of this Agreement. MP shall make available sufficient staffing for the maintenance of the Affiliated MP Site at all times. Except as agreed to in writing by the Parties pursuant to the "Production Work" section of the Standard Online Terms & Conditions attached hereto as Exhibit F, MP will be responsible for all production work associated with the Affiliated MP Site, including all related costs and expenses, including, without limitation, all costs and expenses associated with developing or modifying any forms, screens or pages within the AOL Network associated with the Affiliated MP Site (including modifications required for regulatory reasons or requested by AOL to address AOL Member complaints, compliance issues or ease of use and navigation) and/or at AOL's election, develop a health insurance area (which shall be owned and controlled by AOL) within the AOL Network linked to from the aggregated "Insurance Center."

9. Section 2.8 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:


         "2.8 Operating Standards. MP will ensure that the Affiliated MP Site complies at all times with the standards set forth in Exhibit E. In addition, (i) from and after the Soft Launch Date, MP shall comply at all times with the "Soft Launch Requirements" set forth in Schedule X to this Agreement and (ii) from and after the end of the Soft Launch Period, MP shall comply at all times with the Official Launch Requirements. Further, during the Renewal Term (if applicable), MP shall comply at all times with paragraphs A. and B. of

               Schedule Y to this Agreement (the "Renewal Term Additional Standards"). To the extent standards are not established in Exhibit E, the Official Launch Requirements or the Renewal Term Additional Standards (if applicable) with respect to any aspect or portion of the Affiliated MP Site (or the Products or other Content contained therein), MP will provide such aspect or portion at a level of accuracy, quality, completeness, and timeliness that meets or exceeds prevailing standards in the health insurance industry. In the event MP materially breaches its obligations in paragraphs 2,3,8 or 9 of Exhibit E, its obligations set forth in the Official Launch Requirements, or its obligations set forth in the Renewal Term Additional Standards (if applicable), AOL will have the right (in addition to any other remedies available to AOL hereunder) to decrease the Placements it provides to MP hereunder (and to decrease or cease any other contractual obligation hereunder) until such time as MP corrects its non-compliance (and in such event, (a) AOL will be relieved of the proportionate amount of any Impressions commitments made to MP by AOL hereunder corresponding to such decrease in Placements and (b) the revenue threshold(s) set forth in Sections 1.2 and 4.2 and the Approved Application thresholds (as set forth in the Renewal Term Performance Warrant Agreement) will each be adjusted proportionately to correspond to such decrease in Placements and other obligations during the non-compliance period)."

10. The following is added to the end of Section 3 of the Agreement:

               "Notwithstanding the foregoing or anything to the contrary in this Agreement:

         (a) In addition to any other remedies available to AOL hereunder, AOL's exclusivity obligations to MP shall terminate if MP fails to (x) use its best efforts to fulfill the Official Launch Requirements by January 1, 1999 and to comply with the Official Launch Requirements at all times thereafter, (y) fulfill the Official Launch Requirements on or before March 31, 1999 and comply in all material respects with the Official Launch Requirements at all times thereafter, or (z) comply with the Renewal Term Additional Standards at all times during the Renewal Term (if applicable).

         (b) AOL's exclusivity obligations to MP shall terminate with respect to any type or category of the Exclusive Products as to which, on December 1, 1999 (or at any time thereafter following thirty (30) days written notice and opportunity to cure), MP does not provide an offering on the Affiliated MP Site, which offer (x) covers
               .... in which at least .... of AOL's membership base .... and (y)
               has a .... of .... or better and is Competitive with all other similar products available in such state.

         (c) Upon the expiration or termination of this Agreement or upon the termination of AOL's exclusivity obligations hereunder, MP shall, and shall cause its affiliates to, release and discharge in writing any third party insurance carriers, underwriters or other providers from any obligation precluding such third party from entering into a relationship, agreement or arrangement with AOL or its Affiliates; provided, however, that such release and discharge may be conditioned upon termination of MP's (or its affiliates') agency with such third party. To the extent necessary to effectuate the intent of this provision, any such third party shall be a third party beneficiary of this provision of this Agreement."


11. Section 4.1.1 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:


         "4.1.1   Initial Term. MP will pay AOL a guaranteed amount of Ten
                  Million Dollars ($10,000,000) during the Initial Term, ....)
                  of which shall be a fee (the "Holding Fee") in consideration for AOL commencing the exclusivity provisions of this

                  Agreement prior to the Official Launch Date and the remaining
                  .... of which shall be attributable to the Impressions
                  commitment and the placement and other services described herein. Such guaranteed amount shall be paid as follows:

                  (a) .... within five (5) business days after the execution of this Agreement;

                  (b) .... on or before .... ;

                  (c) .... on or before .... together with interest at the prime rate from ....; and

                  (d) .... on or before ...., together with interest at the
                      prime rate from ....; and

                  (e) .... on ...., .... and ....; provided however, that MP shall immediately pay AOL all amounts due and owing under this paragraph (e) upon the consummation of an earlier financing by MP.

                  Except as expressly provided in Section 5.7, the guaranteed amount shall be non-refundable."


12. Section 4.1.2 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

         "4.1.2 Renewal Term. If MP exercises its right to renew this Agreement pursuant to Section 5.2.1, MP will pay AOL a guaranteed amount of Thirty-Three Million Five Hundred Thousand Dollars ($33,500,000) on or before the first day of the Renewal Term.

13. Section 4.2.5 of the Agreement is amended by adding the following to the end of the Section:

                  "In the event the .... set forth in .... become .... for MP, then, upon MP's request at any time after MP has generated at least ....for .... on the Affiliated MP Site, AOL will agree to discuss with MP in good faith possible .... that would be mutually beneficial for the Parties."

14. Section 5.1 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:


         "5.1 Term. Unless earlier terminated as set forth herein, the initial term of this Agreement will commence on the Effective Date and expire one (1) year from the Official Launch Date (the "Initial Term")."


15. Section 5.2.1 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

         "5.2.1 By MP. Provided MP has fulfilled the requirements set forth on Schedule Y and MP continues to be in compliance with such requirements upon the expiration of the Initial Term, MP shall have the one-time right to renew this Agreement for an additional period of two (2) years (the "Renewal Term" and together with the Initial Term, the "Term") by giving AOL written notice of such election by not later than one hundred twenty (120) days prior to the expiration of the Initial Term. AOL shall have the right to conduct a quality audit prior to the expiration of the Initial Term to ascertain whether MP has fulfilled and continues to be in compliance with the requirements set forth on Schedule Y."

16. Section 6 of this Agreement is deleted in its entirety and the following is inserted in lieu thereof:

         "6.1     Grant of Warrants.

         6.1.1 Initial Grant. Provident American Corporation ("Issuer") hereby grants to AOL a warrant (the "Warrant") representing the right for a .... year period to purchase up to three hundred thousand (300,000) shares of Issuer's common stock, $0.10 par value per share (the "Common Stock"), at a price per share equal to Four and 48/100 Dollars ($4.48).

         6.1.2 Additional Grant During Initial Term. On November 13, 1998, Issuer shall grant to AOL a warrant (the "Additional Warrant")
                  representing the right for a .... year period to purchase up to three hundred thousand (300,000) shares of Common Stock at a price per share equal to Three and 38/100 Dollars $3.38).

         6.1.3 HA Warrants During Initial Term. On November 13, 1998, HA shall grant to AOL a warrant (the "HA Warrant") representing the right for a .... year period to purchase up to three
                  hundred thousand (300,000) shares of HA's common stock (the "HA Common Stock"), at a price per share equal to One and 77/100 Dollars ($1.77).

         6.1.4 Additional Grant During Renewal Term. If MP exercises its right to renew this Agreement pursuant to Section 5.2.1, Issuer shall grant to AOL a warrant (the "Renewal Term
                  Performance Warrant") representing the right for a .... year period to purchase up to three hundred thousand (300,000) shares of Common Stock at a price per share equal to Five and 15/100 Dollars ($5.15). The Renewal Term Performance Warrant shall vest quarterly in accordance with the terms of the Renewal Term Performance Warrant Agreement (as defined below).

6.2 Terms and Conditions. The rights, preferences and privileges of the Warrant and the Common Stock issuable upon exercise of the Warrant shall be as set forth in the Common Stock Warrant Agreement (defined below). The rights, preferences and privileges of the Additional Warrant and the Common Stock issuable upon exercise of the Additional Warrant shall be as set forth in the Additional Warrant Agreement (defined below). The rights, preferences and privileges of the HA Warrant and the HA Common Stock issuable upon exercise of the HA Warrant shall be as set forth in the HA Warrant Agreement (defined below).The rights, preferences and privileges of the Renewal Term Performance Warrant and the Common Stock issuable upon exercise of the Renewal Term Performance Warrant shall be as set forth in the Renewal Term Performance Warrant Agreement (defined below).

6.3 Approval; Final Agreement. Upon execution of this Agreement, Issuer shall issue the Warrant and will enter into an Amended and Restated Stock Subscription Warrant on the form attached hereto as Exhibit H-1 (the "Common Stock Warrant Agreement"), which will document the grant of the Warrant hereby made to AOL. On November 13, 1998, Issuer shall issue the Additional Warrant and the HA Warrant granted hereunder and will enter into (i) a Stock Subscription Warrant on the form attached hereto as Exhibit H-2 (the "HA Warrant Agreement"), which will document the grant of the HA Warrant hereby made to AOL, and (ii) a Stock Subscription Warrant on the form attached hereto as Exhibit H-3 (the "Additional Warrant Agreement"), which will document the grant of the Additional Warrant hereby made to AOL. Upon exercise by MP of its right to renew this Agreement pursuant to Section 5.2.1, Issuer shall issue the Renewal Term Performance Warrant and shall enter into a Stock Subscription Renewal Performance Warrant on the form attached hereto as Exhibit H-4 (the "Renewal Term Performance Warrant Agreement"). Issuer hereby acknowledges and agrees that, in the event of a breach of the provisions of this Section 6, AOL would be irreparably harmed and it would be impossible for AOL to determine the amount of damages that would result from such breach, and that accordingly, any remedy at law for any such breach or threatened breach thereof, would be inadequate. Accordingly, Issuer agrees that the provisions of this Section 6 may be specifically enforced through equitable and injunctive relief in addition to any other applicable rights or remedies AOL may have, from any court of competent jurisdiction. Issuer hereby waives the claim or defense that a remedy at law would be adequate in respect to this provision, and agrees to have this Section 6 specifically enforced against Issuer without the necessity of posting bond or other security, and consents to the entry of injunctive relief enjoining or restraining any breach or threatened breach of this Section 6. In addition, without limiting any other remedy available hereunder, in the event Issuer has not issued the Renewal Term Performance Warrant and executed and delivered the Renewal Term Performance Warrant Agreement by not later than ninety (90) days prior to the commencement of the Renewal Term (if MP has exercised its right to renew this Agreement pursuant to Section 5.2.1), then AOL may, at its option, terminate this Agreement upon the expiration of the Initial Term.

17.      Section 7 of the Agreement is deleted in its entirety.

18. Section B of Exhibit A to the Agreement is deleted in its entirety. Paragraph 1. of Exhibit E is deleted in its entirety. Exhibit H-1 and Exhibit H-2 of the Agreement are deleted in their entirety and the Agreement is amended to add as Exhibits H-1, H-2, H-3 and H-4 thereto the Exhibits H-1, H-2, H-3 and H-4 attached to this Amendment. The Agreement is amended to add as Schedule X and Schedule Y thereto the
         Schedule X and Schedule Y attached to this Amendment.

19. In consideration of and as a condition to AOL entering into this Amendment, MP hereby irrevocably waives all Claims against AOL and its affiliates arising out of, or otherwise related to, the Agreement and forever releases AOL and its affiliates therefrom and further agrees not to make or assert any Claims against AOL or its affiliates in connection with the Agreement. "Claims" shall mean any and all claims, demands and/or rights which arise or accrue on or before the date of this Amendment.


20. This Amendment does not, and shall not be construed to, modify any term or condition of the Agreement other than those specific terms and conditions expressly referenced in this Amendment. Except as herein provided, the Agreement shall remain unchanged and in full force and effect. In the event of any inconsistency or discrepancy between the Agreement and this Amendment, the terms and conditions set forth in this Amendment shall control. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.




IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first set forth above.

AMERICA ONLINE, INC.                        PROVIDENT HEALTH SERVICES, INC.


By:/s/ David M. Coburn                      By: /s/ James O. Bowles
   ----------------------------                -----------------------------

Print Name: David M. Coburn                 Print Name: James O. Bowles
           --------------------                       ----------------------

Title: Senior Vice President                Title: President
      -------------------------                   --------------------------

                                            HEALTHAXIS.COM INC.


                                            By: /s/ Michael Ashker
                                                ----------------------------

                                            Print Name: Michael Ashker
                                                       ---------------------

                                            Title: President & CEO
                                                   -------------------------

Issuer hereby guarantees payment and performance of all MP's obligations under the Agreement. In addition, by execution hereof, Issuer evidences its agreement to the terms of Section 6 of the Agreement.




PROVIDENT AMERICAN CORPORATION


By: /s/ James O. Bowles
   -------------------------------

Print Name: James O. Bowles
           -----------------------

Title: President
      ----------------------------

                                   SCHEDULE X

                               Launch Requirements
                               -------------------


Soft Launch Requirements:
-------------------------

1.   Roll-out on a state-by-state basis of Qualified Individual Medical Policies in .... covering at least .... of AOL's membership base.

2. The Affiliated MP Site shall be a mirrored site for access solely by AOL Users, or if the Affiliated MP Site is not a mirrored site, MP must provide adequate tracking of activity by AOL Users and transactions by AOL Purchasers and continuous navigation back to AOL, in accordance with the Agreement and reasonably acceptable to AOL. MP shall have provided test results demonstrating to AOL's satisfaction that traffic entering the Affiliated MP Site from the AOL Service, AOL.com and other areas of the AOL Network is effectively distinguished from traffic entering the Affiliated MP Site from the World Wide Web at large.

3. MP shall have completed systems testing (including without limitation, system architecture, security, redundancy, and Y2K compliance) and all bugs have been corrected, and such testing and bug correction shall have been verified by AOL to its reasonable satisfaction.

4. Affiliated MP Site shall support AOL 3.0 browsers and up and conform to AOL's standard web site operating standards and requirements of the Agreement.

5. MP shall have a third party security audit of the Affiliated MP Site completed (including without limitation, business processes, system architecture, and physical plant) and complied with all recommendations of such audit.

6. AOL shall have reasonably approved MP's privacy policy; such privacy policy shall be posted on the Affiliated MP Site and must include a link for AOL Members back to the AOL Privacy Policy. MP's privacy policy shall comply with all applicable laws and regulations, including without limitation the National Association of Insurance Commissioners Information and Privacy Protection Model Act.

7. MP shall be in compliance with the AOL Merchant Certification Guidelines, a copy of which shall be provided by AOL.

8. MP's call center/customer service support plan shall have been mutually agreed upon by the Parties.

9. The Affiliated MP Site be in compliance with the Agreement and with all applicable laws and regulations.

Official Launch Requirements:
-----------------------------

1. MP shall have fulfilled and be in compliance with all of the Soft Launch Requirements set forth above.

2. MP shall have deal performance reporting infrastructure complete; sample/test reports must be provided for AOL review and be approved by AOL, which approval shall not be unreasonably withheld.

3. MP shall have an employee on staff fully-trained in AOL's proprietary Rainman language who will be responsible for generating periodic updates to any Rainman areas associated with the Affiliated MP Site.

4. AOL shall have approved MP's detailed launch marketing plan, which approval shall not be unreasonably withheld.

5. AOL shall have approved MP's detailed launch public relations and offline promotion plan, which approval shall not be unreasonably withheld.

6. The Affiliated MP Site (including the Content contained therein) shall, in AOL's good faith judgment, meet or exceed all material quality averages and/or applicable standards of the health insurance industry and be reasonably competitive in all material respects with competing sites offering products similar to the Exclusive Products at the time, including without limitation, with respect to each of the following: quality, design, functionality, and customer service and fulfillment. In addition, all Products on the Affiliated MP Site shall be Competitive.

7. If, at any time (including after the Official Launch Date), AOL determines, in its reasonable discretion, that (i) the Affiliated MP Site does not provide adequate tracking of activity by AOL users and/or transactions by AOL Purchasers (for any reason, including limitations in AOL's ability to timely update data necessary to provide such tracking) and/or continuous navigation back to AOL, (ii) AOL is not satisfied with the Affiliated MP Site's accuracy, speed, ease of use or other characteristics, or (iii) the Affiliated MP Site otherwise does not comply with the terms of this Agreement, then MP shall create a mirrored version of the Affiliated MP Site for purposes of this Agreement within sixty (60) days after written notice from AOL.

8. The Affiliated MP Site shall employ 40-bit or 128-bit encryption, at AOL's option with thirty (30) days notice, for all aspects and functions of the Affiliated MP Site. MP shall ensure that the encryption on the MP Affiliated Site employs the highest quality and most up-to-date technology at all times.

9. The MP Affiliated Site shall obtain and display a TRUSTe license indicating compliance with the standards and guidelines of the TRUSTe association.

                                   SCHEDULE Y

                             MP Renewal Requirements
                             -----------------------

A.       Product Offering; Geographic Scope and Quality:

MP shall have a Qualified Individual Medical Policy offering issued by a company or companies with a .... of .... or better in .... covering at least .... of
AOL's membership base. MP shall use commercially reasonable best efforts to have
(i) a small group Medical Policy offering issued by a company or companies with a .... of .... or better in .... covering at least .... of AOL's membership base and (ii) a product offering in each remaining category of the Exclusive Products issued by a company or companies with a .... of .... or better in .... covering at least .... of AOL's membership base. MP shall, in any event, have (a) a small group Medical Policy offering in [states] ... covering at least ... of AOL's membership base, which offering is Competitive with other similar products available in the applicable state and (b) a product offering in each remaining category of the Exclusive Products in .... covering at least .... of AOL's membership base, which offering is Competitive with other similar products available in the applicable state.

B.       Affiliated MP Site:

In addition to the requirements set forth in item #6 of the Official Launch
Requirements, the Affiliated MP Site shall be among the top .... sites offering products similar to the Exclusive Products in terms of traffic and audience reach (as measured by page views and percentage of Internet/Online audience as published by Media Metrix or another leading Internet audience research organization acceptable to AOL).

C.       Sales Strength:

MP must generate at least .... applications for .... on the Affiliated MP Site during the twelve (12) month period following the Official Launch Date or ....
Approved Applications for its .... on the Affiliated MP Site during the final three (3) months of the Initial Term.